Exhibit 10.8

September 13, 2010

Mr. Alan Fuhrman

4667 Torrey Circle G101

San Diego, CA 92130

Dear Alan:

I am very pleased to make you a formal offer to join Ambit Biosciences Corporation (the “Company”). This letter sets forth the principal terms of an offer for you to join the Company.

Initial Position:	Chief Financial Officer
Start Date:	The tentative start date, to be agreed upon by you, will be Monday, October 11, 2010
Reporting Relationship:	You will initially report to Dr. Alan J. Lewis, President & Chief Executive Officer

Initial Responsibilities:	Responsibilities will include, but not limited to:

•      Directing Ambit financial functions to help attain the company’s financial goals.

•      Developing and auditing financial policies and programs following good accounting practices.

•      Building and maintaining strong relationships with the financial community.

•      Developing long term financial plans for the organization.

•      Formulating and executing the Company’s plan for building a world class biopharmaceutical business to support the Company’s goals of building a deep pipeline and development cancer drugs.

•      Performing other duties as assigned.

Location:	You will be based initially in San Diego, California.
Compensation:

You will be a regular full-time, exempt employee and receive a gross monthly salary of $22,916.67 ($275,000 on an annualized basis), which will be paid semi-monthly in arrears in accordance with the Company’s normal payroll procedures.

Alan Fuhrman

September 13, 2010

Equity:	Following commencement of your full-time employment we will recommend to the Stock Option Committee of the Board of Directors of the Company that you be granted options to purchase 300,000 shares of Common Stock of the Company at the current fair market value as determined by the Board. These options will vest according to the following schedule: 25% shall fully vest on the first anniversary of your start date and the remainder shall vest at a rate of one forty-eighth ( 1/48) each month thereafter until fully vested on the fourth anniversary of your start date.

Incentive Bonus:	You will be eligible to be considered for a discretionary annual incentive bonus, initially targeted at 30% of your annual base salary. You will receive annual performance reviews which, subject to your actual performance, may result in one or more of the following: i) salary adjustments; ii) merit increases; and, iii) additional option grants.

Benefits:	The beginning of the month following your start as a full-time employee you and your eligible dependants will be able to enroll in one of three medical plans and a dental plan sponsored by the Company. You will be provided a summary of these plans and upon commencement of full-time employment, enrollment forms will be provided. Vision, Life, AD&D, and LTD insurance is also provided for full-time employees.

You will begin accruing paid personal leave (PPL) according to company guidelines beginning with your first pay period as a full-time employee. In your first year as a full-time employee you will accrue 20 days of PPL. The Company also has established 12 paid holidays per calendar year. You will also be eligible for enrollment in a 401(k) plan and a flexible benefit plan.

Severance:	In the event of (a) termination of your employment by the Company or its successor without cause (as defined below), or (b) termination (or constructive termination) of your employment with the Company or its successor by you or the Company following a change of control transaction because you were not offered a position in the greater San Diego, California metropolitan area involving status, duties, salary and benefits substantially equivalent to those enjoyed by you in your then existing position with the Company, the Company shall, in case of (a) or (b) listed above: Continue to pay you as severance payment your salary (as in effect at such time) over the one (1) year period following the date of such termination (the “Severance Period”), accelerate by one (1) year the vesting of your option grants and/or restricted stock then held by you and continue your then existing employee benefits over the Severance Period, and, in the case of (b) listed above: Accelerate 100% of the vesting of your option grants and/or restricted stock then held by you. The provision of each of the above benefits is conditioned upon your execution of a general release of claims in favor of the company, in the form attached to this letter. You agree that in the event of a termination under the circumstances described above, you will not be entitled to any other compensation or benefits.

For Severance purposes Cause means, the occurrence of any of the following: (i) your conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on the Company; (ii) your participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or a parent or subsidiary; (iii) conduct by you which, based upon a good faith and reasonable factual investigation by the Company demonstrates such Employee’s gross unfitness to serve; (iv) your violation of any statutory or fiduciary duty, or duty

Alan Fuhrman

September 13, 2010

of loyalty, owed to the Company and/or a parent or subsidiary; (v) your breach of any material term of any material contract between you and the Company and/or a parent or subsidiary; and (vi) your repeated violation of any material Company policy.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

As a Company employee, you will be expected to abide by company rules and regulations. You will be specifically required to sign an acknowledgment that you have read and understand the company rules of conduct, which is included in our employee handbook. You will also be expected to sign and comply with an Employee Proprietary Information and Inventions Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Emily Derr, Human Resources Manager. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. If a response is not received by September 24, 2010, this offer will be considered null and void.

We look forward to continuing working with you at Ambit Biosciences Corporation. We hope that you will decide continue building this world-class company.

Sincerely,

Ambit Biosciences Corporation

/s/ Alan J. Lewis

Alan J. Lewis, Ph.D.
President and Chief Executive Officer

ACCEPTED AND AGREED TO this

14 Day of September, 2010

/s/ Alan Fuhrman
Alan Fuhrman

Enclosures

Duplicate Original Letter

AMBIT BIOSCIENCES CORPORATION

SECOND AMENDMENT TO OFFER LETTER OF ALAN FUHRMAN

This amendment (the “Second Amendment”) is made by and between Alan Fuhrman (“Employee”) and Ambit Biosciences Corporation (the “Company,” and together with Employee, the “Parties”), effective as of December 21, 2012.

WHEREAS, the Parties entered into an employment offer letter agreement dated September 13, 2010 (the “Offer Letter”) which was amended and supplemented by a severance and carve-out letter agreement between the Parties dated January 12, 2012 (the “First Amendment” and, collectively with the Offer Letter, the “Agreement”); and

WHEREAS, the Company and Employee desire to amend the Offer Letter to clarify certain timing requirements regarding Employee’s execution of a release of claims in favor of the Company, and to clarify that the benefits provided under the Offer Letter are intended to be exempt from, or compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).

NOW, THEREFORE, for good and valuable consideration, Employee and the Company agree that the Offer Letter is hereby amended to add a new section entitled “Section 409A Compliance” following the “Severance” section of the Offer Letter, as follows:

“Section 409A Compliance. The severance benefits are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) or to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, the following provisions of this paragraph apply to the extent severance benefits provided herein are subject to Section 409A. Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.

You shall receive severance benefits only if you execute and return to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, a release of claims in favor of the Company in substantially the form attached to this letter (or such other form as the Company will provide at such time) and permit such release to become effective in accordance with its terms (such latest permitted date on which the release may become effective, the “Release Deadline”). If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the release could become effective in the calendar year following the calendar year in which you separate from service, the release will not be deemed effective any earlier than the Release Deadline. None of the severance benefits will be paid or otherwise delivered prior to the effective date of the release. Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.”

Full Force and Effect. To the extent not expressly amended hereby, the Agreement shall remain in full force and effect.

Entire Agreement. This Second Amendment and the Agreement constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Second Amendment may be amended at any time only by mutual written agreement of the Parties.

Counterparts. This Second Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Second Amendment.

Governing Law. This Second Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Second Amendment, in the case of the Company by its duly authorized officer, on the date first written above.

AMBIT BIOSCIENCES CORPORATION	EMPLOYEE

/s/ Michael A. Martino	/s/ Alan Fuhrman
Michael A. Martino	Alan Fuhrman
President and Chief Executive Officer